                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                             SUNRISE MEDICAL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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     (2) Form, Schedule or Registration Statement No.:
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
                                     [LOGO]

                         2382 FARADAY AVENUE, SUITE 200
                           CARLSBAD, CALIFORNIA 92008
                            ------------------------

                            NOTICE OF ANNUAL MEETING
                        TO BE HELD ON NOVEMBER 20, 1998
                             ---------------------

DEAR STOCKHOLDER:

    The Annual Meeting of Stockholders of Sunrise Medical Inc. will be held at the Del Mar Doubletree, 11915 El Camino Real, San Diego, California, on Friday, November 20, 1998, starting at 2:00 p.m. We look forward to the opportunity of personally greeting those stockholders who are able to attend.

    At the meeting, we will:

    1. Elect members of the board of directors; and

    2. Transact such other business as may properly come before the meeting or any adjournments thereof.

    Management will then report on the activities of Sunrise and comment on its future plans. Stockholders will then be able to ask questions and present their comments.

    The board of directors fixed the close of business on September 22, 1998 as the record date for determining stockholders entitled to notice of and to vote at this Annual Meeting. If you plan to be present, please notify our director of corporate communications, Marcia Vaughan (at 760/930-1570), so that identification can be prepared for you. Thank you for your interest and consideration.

                                          Sincerely,

                                            [SIGNATURE]

                                          Steven A. Jaye

                                          SENIOR VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY

October 9, 1998

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                     [LOGO]

                         2382 FARADAY AVENUE, SUITE 200
                           CARLSBAD, CALIFORNIA 92008
                            ------------------------

                                PROXY STATEMENT
                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 20, 1998

    This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of Sunrise Medical Inc., a Delaware corporation (the "company" or "Sunrise"), for the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Del Mar Doubletree, 11915 El Camino Real, San Diego, California, on Friday, November 20, 1998, commencing at 2:00 p.m., and any postponement or adjournment thereof.

    All shares represented by a properly executed proxy will be voted as directed by the holder shown on the proxy card. If no choice is specified, proxies will be voted FOR the directors nominated by the board of directors. Any stockholder of record giving a proxy has the power to revoke it at any time before it is voted by filing with the secretary of the company a notice in writing revoking it, by duly executing a proxy bearing a later date, or by attending the Annual Meeting and, prior to the voting of the proxy, indicating to the secretary of the meeting a desire to vote his or her shares in person. Holders whose shares are in street name should consult with their brokers concerning procedures for revocation.

    The company will bear the entire expense of this proxy solicitation. The company may reimburse brokerage houses, fiduciaries, and custodians for their reasonable expenses to forward copies of solicitation materials to their principals. Solicitation may be made by telephone or otherwise by officers, directors or Associates (employees) of the company, who will receive no compensation other than their regular compensation.

    The close of business on September 22, 1998 was fixed as the record date for determination of holders of the company's Common Stock, $1.00 par value (the "Common Stock"), entitled to notice of and to vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 22,172,483 shares of Common Stock. This Proxy Statement and the accompanying proxy card are being sent to such stockholders on or about October 9, 1998. Subject to cumulative voting rights in the election of directors (see "Election of Directors"), holders of Common Stock are entitled to one vote per share on each matter submitted to or acted upon by the stockholders at the Annual Meeting. The presence, either in person or by proxy, of persons entitled to cast a majority of such votes constitutes a quorum for the transaction of business at the Annual Meeting.

                             ELECTION OF DIRECTORS

    Seven directors, comprising the entire membership of the board of directors of the company, are to be elected at the Annual Meeting. Stockholders are entitled to cumulative voting rights in the election of directors. Under cumulative voting, each stockholder is entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock the stockholder is entitled to vote. Such votes may be cast for one nominee or distributed among two or more candidates. The proxy solicited by the board of directors confers discretionary authority on the proxy holders to cumulate votes so as to elect the maximum number of nominees. Unless otherwise instructed, the proxy holders intend to vote the shares represented by the proxies received by them for the seven nominees shown below for a term of one year and until their successors are duly elected and qualified.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NAMED NOMINEE

                  RICHARD H. CHANDLER
  [PHOTO]         Age 55, Director since 1983
                  Mr. Chandler has served as chairman of the board of directors and chief executive officer of the company since its inception in January 1983 through the present. In January 1996 he also became president of the company, a position he previously held from January 1983 until July
                  1993. From 1982 to 1983, he was president of Richard H. Chandler
                  Company, a management consulting firm, during which period he planned the formation of the company. From 1979 to 1982, he was president and chief executive officer of Abbey Medical, Inc. Mr. Chandler participated in the leveraged buy-out of Abbey Medical from Sara Lee
                  Corporation in June 1979 and arranged for its sale to American Hospital
                  Supply Corporation in April 1981. From 1974 to 1979 he held senior management positions with Sara Lee Corporation, ending as a group vice president and including two years when he was president of its Abbey
                  Medical/Abbey Rents division.

                  LEE A. AULT III
  [PHOTO]         Age 62, Director since 1988
                  Mr. Ault was chief executive officer from 1968 through January 1992 of
                  Telecredit, Inc. In 1990 Telecredit, Inc. merged with Equifax, Inc., a
                  New York Stock Exchange ("NYSE") listed information services company.
                  He serves on the board of directors of Equifax, Inc., Bankers Trust
                  Corporation, a NYSE listed bank holding company; Bankers Trust Company, a subsidiary of Bankers Trust Corporation; Office Depot, a NYSE listed office supplies retailer; and Pacific Crest Outward Bound School. From time to time BT Alex. Brown Incorporated, a subsidiary of Bankers Trust
                  New York Corporation, has and may make a market in the securities of the company, publish research reports covering the company and provide advisory services to the company.

                  MICHAEL N. HAMMES
  [PHOTO]         Age 56, Director since 1998
                  Mr. Hammes is currently the chairman of the board and chief executive officer of Guide Corporation, a privately held company which has contracted to purchase the automotive lighting business of General
                  Motors. The acquisition is expected to close prior to or shortly after the Sunrise annual meeting of stockholders. From October 1993 to
                  February 1997, Mr. Hammes was chairman of the board and chief executive officer of The Coleman Company, Inc., a global manufacturer and distributor of camping and outdoor recreational products and hardware/home products. From 1990 to 1993, he was vice chairman of the
                  Black & Decker Corporation and president of its Power Tool and Home
                  Products Group. From 1986 to 1990, Mr. Hammes was president of international operations for Chrysler Corporation and a vice president of the Company. Mr. Hammes also served in a number of positions at the
                  Ford Motor Company, with which he was affiliated for over 20 years. Mr.
                  Hammes is also a board member of Navistar Corporation, Johns Manville
                  Corporation and a member of the Board of Visitors of Georgetown
                  University's School of Business.

                  MURRAY H. HUTCHISON
  [PHOTO]         Age 58, Director since 1983
                  Mr. Hutchison was chairman of the Board and chief executive officer of
                  International Technology Corporation, a NYSE-listed environmental management company, from 1976 to 1994. Mr. Hutchison is currently a private investor and serves on the board of directors of the Olsen
                  Company, Senior Resource Group and Epic Solutions, all privately held companies, and Cadiz Land Company and Foodmaker, Inc., both publicly traded companies.

                  WILLIAM L. PIERPOINT
  [PHOTO]         Age 60, Director since 1985
                  Mr. Pierpoint was president and chief executive officer of Summit
                  Health Ltd., a publicly owned, integrated health care company from 1977 to 1988. Mr. Pierpoint is a certified public accountant, and since 1988 has been a private investor. In 1995 he became vice chairman of
                  Strategic Partners Inc. (dba Cherokee Uniforms), a privately held company.

                  JOSEPH STEMLER
  [PHOTO]         Age 67, Director since 1989
                  Mr. Stemler joined the Maret Corporation, a privately held company, as its chief executive officer and chairman of its board of directors in
                  1997. He is a director of the Scholle Corporation, a privately held company, and served as its CEO and chairman in 1996. From 1989 through
                  1995, Mr. Stemler served as president, chief executive officer and a director of La Jolla Pharmaceutical Company, a publicly held biotechnology company. He currently serves on the board of directors of
                  La Jolla Pharmaceutical Company and was chairman through 1996. Mr.
                  Stemler became president and chief executive officer of Quidel
                  Corporation in 1985, chairman and chief executive officer in 1988, chairman in 1990 and vice chairman in 1991. Mr. Stemler was president and chief executive officer of Bentley Laboratories, Inc. from 1978 to
                  1985. Mr. Stemler also serves on the board of directors of Safeskin
                  Corporation, a publicly traded manufacturer of disposable healthcare gloves.

                  JOHN R. WOODHULL
  [PHOTO]         Age 64, Director since 1986
                  Mr. Woodhull is chairman of the board of directors of Logicon, Inc., which provides electronic systems and high-technology services to industry and government. Mr. Woodhull joined Logicon in 1964, was elected to the board of directors a year later, and held the positions of president and chief executive officer from 1969 to 1998. Logicon became a wholly-owned subsidiary of Northrop Grumman Corporation in
                  August 1997. Logicon was a NYSE-listed company prior to that time. Mr.
                  Woodhull also serves on the board of directors of Adams Business Forms,
                  Inc., a private company, FirstFed Financial Corp., a NYSE listed company, First Federal Bank of California, a subsidiary of FirstFed
                  Financial Corp., and the YMCA of Metropolitan Los Angeles, a
                  not-for-profit California corporation.

    If, at the time of the Annual Meeting, any of the above nominees should be unable or unwilling to serve, the proxy holders may vote the proxies for a substitute or substitutes. Management has no reason to believe that any substitute nominee or nominees will be required.

MEETINGS AND ATTENDANCE

    The board of directors met seven times during the fiscal year ended July 3, 1998. The audit committee met three times, and the compensation committee met six times in fiscal 1998. The nominating committee acted once by unanimous written consent. The executive committee did not meet in fiscal 1998. All directors attended at least three-fourths of the aggregate of the total number of meetings of the board, the total number of meetings of the committees of the board on which such directors served and related meetings.

COMMITTEES

    AUDIT COMMITTEE. The audit committee of the board of directors is composed solely of outside directors. The audit committee meets periodically with the company's independent auditors, the internal audit department and financial management of the company to ensure that each is carrying out its responsibilities. Both the independent auditors and the internal audit department have free and direct access to the audit committee. The company's independent auditors are recommended by the audit committee and selected by the board of directors. Members of the audit committee are Messrs. Hammes, Pierpoint and Stemler, with Mr. Hammes serving as chair.

    COMPENSATION COMMITTEE. The compensation committee, consisting solely of outside directors, meets with management and makes recommendations to the board concerning (i) executive officer and key employee compensation, (ii) payments to be made under the Management Incentive Bonus Plan, and (iii) company contributions to be made under the Profit Sharing/Savings Plan. The compensation committee also administers the stock option plans of the company. In addition, this committee functions as a nominating committee regarding vacancies in the board of directors. For the fiscal 1999 Annual Meeting of Stockholders, the nominating committee will consider nominees for directors of the company recommended by stockholders who submit the person's name and qualifications to the secretary of the company by June 11, 1999. Members of the compensation committee are Messrs. Ault, Hutchison and Woodhull, with Mr. Ault serving as chair.

    EXECUTIVE COMMITTEE. The executive committee, consisting of Messrs. Chandler, Ault and Hammes, meets on an as-needed basis with the authority to make board-level decisions between regularly scheduled board meetings. Mr. Chandler is chair of this committee.

DIRECTOR COMPENSATION

    Outside directors are paid an annual retainer of $16,000 (paid in monthly installments) and $1,200 for each board meeting attended ($600 if a board meeting is telephonic). In addition, committee members are paid $1,000 per meeting if attended in person or $500 per meeting if a committee meeting is telephonic. Committee chairs receive an additional $2,000 annual retainer paid in semi-annual installments. Upon election to the board and every year thereafter if still a director, each outside director is granted an option to purchase 2,000 shares of Common Stock under the company's Amended and Restated 1993 Stock Option Plan. These options vest 100% on the first anniversary of the grant. The company has no other contracts or other arrangements pursuant to which any non-employee director was compensated during the year.

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

    The compensation committee of the board of directors (the "Committee") is responsible for establishing and overseeing the policies that govern company compensation and benefit practices. As part of these functions, the Committee evaluates the performance of the chief executive officer, reviews with senior management the performance of other highly compensated officers, and determines their respective compensation levels in terms of salary, bonuses and related benefits. The Committee has established a number of objectives, which serve as guidelines in making all compensation decisions, including:

    - The integration of compensation programs with the company's strategic direction in order to achieve its long-term competitive objectives and strategic intent;

    - The reward of annual operating and financial performance through individual and group bonus incentives that pay for improved quantitative performance versus annual targets;

    - The encouragement of consistent, long-term enhancement of stockholder value by providing multi-year performance incentives through a contingent long-term bonus plan and equity ownership through stock options; and

    - The development and implementation of a competitive total compensation program which enables the company to attract and retain high-caliber employees ("Associates") at all levels.

    The company's compensation philosophy rewards individual and team performance on the basis of both quantitative and qualitative factors. Associates at all levels participate in one or more of the company's various bonus plans. Of the seven plans currently in effect for different subgroups, one applies to senior executives; the other six are aimed more broadly at different groups, including middle managers, engineers, technical specialists, sales Associates and hourly factory and office Associates.

    The Committee believes that the components of executive compensation should include base salary, annual and long-term incentive compensation, stock option grants and other benefits described below. A brief summary of each component follows.

BASE SALARY

    Base salaries are competitive with market rates and are based on an internal evaluation of the responsibilities of each position. The Committee relies from time to time on outside industry surveys to assess salary competitiveness, as well as review hiring and turnover patterns within the company. The companies included in such surveys are typically companies having revenues and businesses similar to those of Sunrise and/or which draw from the same geographic area. The Composition of such companies is generally a peer group of U.S. medical equipment manufacturers similar (but not identical) in composition to the S&P Medical Products Index included in the Stock Price Performance Graph in this Proxy Statement. The Committee believes that total cash compensation for company executives should be targeted within the 25th to 75th percentile of executives at companies having businesses and revenues comparable to those of Sunrise. Where executives fall within that range will depend on their seniority and their performance. The Committee's objective is to link executive compensation with the company's financial performance while also reflecting competitive market factors.

    Salary increases are based on annual supervisor reviews and are intended to reflect individual as well as business unit performance, along with the results of industry survey results. Annual increases for salaried Associates are all awarded on the same day, the first Monday in September, so as to ensure fairness across the company and to incorporate both the previous fiscal year's operating results and individual performances.

ANNUAL INCENTIVE COMPENSATION

    The company has used throughout its history a Management Incentive Bonus Plan (the "MIB Plan") pursuant to which members of management are eligible to receive annual cash bonuses. Generally, each bonus will be based on both the achievement of individual objectives agreed upon by the manager and his or her immediate supervisor, and upon the business unit's attainment of certain earnings targets. With regard to the company's performance, the primary measure used for determining bonuses is the company's earnings per share growth. An operating unit's performance is measured against goals for earnings growth (after a capital charge on any cash drawn), and levels of return on net assets. No bonus is paid at either the corporate or divisional level unless earnings exceed prior year results. Earnings goals are approved annually by the board of directors and are tied to the company's operating plan. Even if a bonus is earned based on profit performance, the executive must still accomplish his or her personal objectives for the year in order to qualify for the designated amount. As in prior years, the fiscal 1998 maximum payout that could be earned under the MIB Plan ranged from 10% to 80% of a manager's salary, depending upon his or her position.

    During fiscal 1998, the company amended the MIB Plan to include a compensation deferral feature similar to that formerly contained in the company's Special Bonus Plan (the "SB Plan"). The SB Plan terminated at the end of fiscal 1997 with the final installments due to be paid out following fiscal 1999. Under this amended MIB Plan, 80% of an MIB bonus earned in a given fiscal year is paid out at the end of that year, and 20% is deferred and paid out, if earned, in two equal installments over the following two years. The deferred amount is paid out (i) if the manager is still employed as of the end of the fiscal year in question; and (ii) if the division achieves at least a 5% earnings increase over the first year level, and in the third year, at least a 5% increase over the second year level (if the second year is a down year, earnings must at least meet minimum specified earnings targets in the third year). The overall affect of this change to the MIB Plan is to encourage and reward sustained, steady profit growth over a rolling three-year period.

STOCK OPTIONS

    Certain management Associates of the company are eligible to receive periodic grants of non-qualified or incentive stock options pursuant to the 1993 Stock Option Plan. The Committee establishes the terms of options granted under the 1993 Plan. Options that have been granted to Associates under the 1993 Plan become exercisable in four equal annual increments beginning on the first anniversary date of the grant. The option price, which is determined by the Committee, is generally equal to 100% of the fair market value of the shares covered by the option on the date of grant. Options are granted to certain management and senior technology Associates and are intended to retain them and motivate them to improve the company's long-term stock market performance, aligning their interests with those of stockholders. In determining the number of options to be granted to an Associate, the Committee makes a subjective determination based on a number of factors, including the individual's level and scope of responsibility, job performance, and the overall competitiveness of his or her compensation package compared to the outside industry surveys referenced above. About 7% of the company's Associates qualify for stock options each year.

401(K) PROFIT SHARING CONTRIBUTIONS

    The company contributes to a 401(k) Profit Sharing/Savings Plan (the "401(k) Plan") in which all domestic Associates (except those under certain collective bargaining agreements) may participate after satisfying the service requirements of the Plan. Annual awards for Associates under the profit sharing portion of the plan typically varies from 4% to 6% of compensation (subject to the statutory limitations on compensation referenced in the following paragraph), contingent upon attainment of certain earnings targets by the company as a whole in the case of corporate office Associates, or by the division, in the case of division Associates. The savings portion of the 401(k) Plan provides that Associates may defer compensation (subject to statutory limitations) and provides Associates with a company matching contribution, which matches their voluntary savings on a dollar-for-dollar basis up to a maximum of $400. Associates employed outside the United States generally participate in defined contribution plans which mirror the United States plan, to the extent appropriate in view of local laws and practices.

    In Fiscal 1998, the Board approved the Committee's recommendations to amend the 401(k) Plan. The Committee retained an independent consulting firm to review the 401(k) Plan and recommend changes. The consulting firm suggested upgrading the company's current domestic retirement program for Associates, noting that the Sunrise 401(k) Plan was not competitive when compared to its peer group of U.S. medical equipment manufacturers. Specifically, the consulting firm noted that, due to Internal Revenue Code ("IRC") statutory limitations, the 401(k) Plan company contributions for higher paid Associates were restricted to a relatively small percentage of their total compensation, and resulted in inadequate funding for their retirement. On this basis, the Committee recommended and the Board approved the incorporation of a new feature into the plan which provides for additional company contributions of between 8% and 11% of compensation above $65,400 and below $160,000 (the current IRC statutory maximum under the 401(k) Plan). Additionally, the Committee and the Board approved the consulting firm's further recommendation to establish in fiscal 1998 a non-qualified Supplemental Executive Retirement Plan ("SERP") described below for higher level executives.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("SERP")

    The SERP provides for company discretionary retirement contributions to a non-qualified plan for the benefit of Associates earning a base salary of $140,000 and above. The SERP contributions are intended to replace funds that are not contributed to the 401(k) Plan due to the IRC statutory limitation referenced above. Discretionary contributions may range depending on corporate or divisional profit performance, up to 11% of compensation over $160,000, earned in a fiscal year. In addition, these executives may also voluntarily defer up to 25% of their MIB bonus each year into the SERP.

    The SERP is funded through a "rabbi" trust with American Express Trust Co. as the trustee and represents a contractual obligation of the company to make payments (subject to certain vesting restrictions) to the covered Executives upon retirement, termination, disability or death. In the unlikely case that Sunrise becomes insolvent, the assets of the Trust will be held for the benefit of the company's general creditors.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    In determining the fiscal 1998 compensation for the company's chairman and chief executive officer, Mr. Richard H. Chandler, the Committee followed its established philosophy and guidelines as outlined above. The Board, at its August 1997 meeting accepted the Committee's recommendation to increase Mr. Chandler's fiscal 1998 base salary to $492,500 (an increase of 3.7%). During fiscal 1998 the Board awarded Mr. Chandler two non-qualified stock option grants to purchase 25,000 shares (at a price of $14.563 per share) and 35,000 shares (at a price of $14.125 per share). In addition, in August 1998, the company contributed $10,184 to his 401(k) account, along with a $400 company matching contribution. The company also contributed $31,814 to his SERP account. Mr. Chandler did not receive an MIB Bonus or SB Plan accrual or pay out for fiscal 1998.

    This compensation committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

Lee A. Ault III               Murray H. Hutchison               John R. Woodhull

Chairman

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

    The following table sets forth information concerning the compensation of the company's chief executive officer and the four other most highly-compensated executive officers (the "Named Officers") for the fiscal years ended July, 3, 1998, June 27, 1997 and June 28, 1996.

                           SUMMARY COMPENSATION TABLE

-----------------------------------------------------------------------------------------------------------------------
                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                     ANNUAL COMPENSATION            AWARDS      PAYOUTS

                                                                                     STOCK
                                                                   OTHER ANNUAL     OPTION       LTIP       ALL OTHER
NAME AND PRINCIPAL POSITION    FISCAL YEAR   SALARY    BONUS (1)  COMPENSATION(2)   GRANTS    PAYOUTS(3)   COMPENSATION(4)
-----------------------------------------------------------------------------------------------------------------------
Richard H. Chandler(5) ......        1998   $ 492,500  $  --            --            60,000   $  --        $   46,967
 CHAIRMAN OF THE BOARD,              1997     475,000     86,821        --            25,000      --            10,992
 PRESIDENT AND CHIEF                 1996     460,577     --            --            --          --             4,243
 EXECUTIVE OFFICER

Thomas H. O'Donnell(5) ......        1998     310,000     --            --            25,000      --            28,230(6)
 SENIOR VICE PRESIDENT,              1997     300,000     19,697        --            10,000       1,961         8,901(6)
 OPERATIONS AND GROUP                1996     265,192     14,432        --            20,000      --             8,458(6)
 PRESIDENT, HOME HEALTHCARE

Ben Anderson-Ray(5) .........        1998     280,000     --            --             7,000      --            13,964
 SENIOR VICE PRESIDENT,              1997     250,000      1,359        --            14,000      --               400(7)
 OPERATIONS AND GROUP                1996      N/A        N/A           N/A           N/A            N/A       N/A
 PRESIDENT, CONTINUING CARE

Barrie Payne(5) .............        1998     280,000     --            --            25,000      --            15,083(8)
 SENIOR VICE PRESIDENT,              1997     266,154     18,311        --            10,000      11,150        10,410
 OPERATIONS AND GROUP                1996     231,653     32,056        --            20,000      --             3,861
 PRESIDENT, NORTHERN EUROPE

Ted N. Tarbet(5) ............        1998     233,000     --            --            25,000      --            19,587
 SENIOR VICE PRESIDENT AND           1997     220,000     31,111        --            10,000      --             7,407
 CHIEF FINANCIAL OFFICER             1996     216,154     --            --            --          --             1,368
-----------------------------------------------------------------------------------------------------------------------

(1) The amounts reflect the bonuses earned under the Management Incentive Bonus Plan in the designated fiscal years. See the Compensation Committee Report to Stockholders for a description of this plan.

(2) Excludes perquisites and other personal benefits, securities or property, to the extent the aggregate amount of such compensation does not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

(3) The amounts reflect contingent bonuses accrued in prior years under the Special Bonus Plan which were paid out for the designated fiscal years.

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

(4) Includes amounts shown below allocated by the company for the accounts of the Named Officers in fiscal 1998. The company has no defined benefit or other actuarial plan covering the Named Officers.

                                                   PROFIT       SUPPLEMENTAL        LIFE
                                                  SHARING/        EXECUTIVE       INSURANCE
NAME                                            SAVINGS PLAN   RETIREMENT PLAN    PREMIUMS
---------------------------------------------  --------------  ---------------  -------------
Richard H. Chandler..........................    $   10,584       $  31,814       $   4,569
Thomas H. O'Donnell..........................        10,584          14,693           2,953
Ben Anderson-Ray.............................        10,584           2,417             963
Barrie Payne.................................        10,584               0           4,499
Ted N. Tarbet................................        10,584           8,128             875

    Mr. Payne also has an arrangement in the U.K. to receive a company contribution equal to 10% of his compensation to a private pension account similar to the U.S. SERP referenced above.

(5) Each of the Named Officers is party to a Change in Control Agreement ("CIC") with the company. Each CIC Agreement provides for a severance payment of up to two times the executive's annual salary and target MIB bonus plus a two year continuation of health and other benefits if (i) there is a "change in control" (as defined in the Agreement) of the company followed within two years by (ii) the executive's termination by the company without "cause" or termination by the executive for "good reason" (each term as defined in the Agreement). In addition, in the case of Mr. Chandler and the company's chief financial officer, Mr. Tarbet, the CIC Agreement provides a 30 day window period following the first anniversary of the change in control during which period they may terminate their employment with or without "good reason" and receive the above described severance benefits.

    Messrs. O'Donnell, Anderson-Ray, Payne & Tarbet also have severance agreements entitling them to receive a severance payment upon termination of employment equal to one year's base salary (plus, in Mr. Tarbet's case, target bonus for such year), unless such termination is for good cause (as defined in the agreements).

(6) At the request of the company, Mr. O'Donnell moved his residence: (i) from Fresno, California to the company's corporate headquarters at Carlsbad, California in April 1996 and (ii) to the newly formed Home Healthcare Group headquarters near Boulder, Colorado in June 1997. For each of these moves the company paid for the relocation and reimbursed Mr. O'Donnell for losses suffered thereby. The total shown above excludes such costs and losses totaling $21,319 for fiscal 1996, $382,293 for fiscal 1997 and $144,581 for fiscal 1998, including losses on the sale of the residences, costs of buying and selling the homes, moving and travel costs, and temporary living expenses, together with a tax gross-up covering such items. In addition, the company provided Mr. O'Donnell with three short term bridge loans to facilitate such moves in the amounts of $437,000, $356,000 and $50,000, respectively. Each such loan was evidenced by a promissory note secured by a deed of trust, and each such loan has since been repaid in full.

(7) At the company's request, Mr. Anderson-Ray moved his residence to Boulder, Colorado during FY 1997. The relocation expense totaled $9,273. Mr. Anderson-Ray was provided with relocation related compensation of $50,000 to further facilitate this relocation. The total shown above for Mr. Anderson-Ray excludes such amounts.

(8) In order to assist Mr. Payne with unusual expenses related to the overseas portion of his duties with the company, Mr. Payne was granted a loan in the amount of $250,000 at a 6% annual interest rate. The principal must be repaid in full on the fifth anniversary of the Secured Promissory Note dated May 8, 1998. Interest is paid quarterly, in arrears. Notwithstanding the foregoing, all principal and interest shall be due and payable ninety (90) days after the expiration of, or immediately upon the termination of, Mr. Payne's employment agreement with the company.

OPTIONS GRANTED IN LAST FISCAL YEAR

    The following table sets forth information concerning options granted under the Amended and Restated 1993 Stock Option Plan or the Amended and Restated Sentient/Sunrise Stock Option Plan to the Named Officers during the 1998 fiscal year.

                     OPTION/SAR GRANTS IN 1998 FISCAL YEAR

---------------------------------------------------------------------------------------------------------

                                                                                   POTENTIAL REALIZABLE
                                                                                         VALUE AT
                                                                                  ASSUMED ANNUAL RATE OF
                                                                                 STOCK PRICE APPRECIATION
                               INDIVIDUAL GRANTS                                    FOR OPTION TERM(2)

                                             PERCENT
                                            OF TOTAL
                                            OPTIONS/
                                              SARS
                              OPTIONS/     GRANTED TO     EXERCISE
                                SARS        EMPLOYEES      OR BASE
                               GRANTED         IN           PRICE     EXPIRATION
NAME                           (#)(1)      FISCAL YEAR    PER SHARE     DATE         5%           10%
---------------------------------------------------------------------------------------------------------
Richard H. Chandler........      25,000           5.1%    $  14.563   8/19/2007  $   223,875  $   572,136
Richard H. Chandler........      35,000           7.2        14.125   4/28/2008      335,881      827,669
Thomas H. O'Donnell........      10,000           2.0        14.563   8/19/2007       89,550      228,855
Thomas H. O'Donnell........      15,000           3.1        14.125   4/28/2008      143,949      354,715
Ben Anderson-Ray...........       7,000           1.4        14.563   8/19/2007       62,685      160,198
Barrie Payne...............      10,000           2.0        14.563   8/19/2007       89,550      228,855
Barrie Payne...............      15,000           3.1        14.125   4/28/2008      143,949      354,715
Ted N. Tarbet..............      10,000           2.0        14.563   8/19/2007       89,550      228,855
Ted N. Tarbet..............      15,000           3.1        14.125   4/28/2008      143,949      354,715
                                                                                 -----------  -----------
Totals.........................................................................    1,322,938    3,310,713
Increase in total stock market capitalization of the company
 (under same assumptions)(3)...................................................  $207 million $522 million

(1) All grants were in the form of incentive stock options and non-qualified stock options. No SARs have been granted.

(2) Potential realizable value is calculated as the aggregate difference between the market price of the Common Stock and the option exercise price assuming that the stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and are not an estimate of future stock price growth.

(3) This line is presented for comparative purposes and reflects, for all outstanding shares as of July 2, 1998, the aggregate potential realizable increase in value that would result if the company's stock price were to increase from the market price on July 2, 1998 ($14.813 per share) by the same compound annual rates set forth in the table over a 10-year period ending July 2, 2008. These amounts are not an estimate of future stock price growth.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth information with respect to the Named Officers concerning the exercise of options during fiscal 1998 and unexercised options held as of the end of fiscal 1998.

   AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1998 AND JULY 2, 1998 OPTION/SAR
                                     VALUES

---------------------------------------------------------------------------------------------------------
                                                             NUMBER OF             VALUE OF UNEXERCISED
                                                            UNEXERCISED                IN-THE-MONEY
                                                            OPTIONS/SARS               OPTIONS/SARS
                                                          AT JULY 2, 1998           AT JULY 2, 1998(2)

                             SHARES
                            ACQUIRED
                               ON          VALUE
NAME                        EXERCISE    REALIZED(1)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
Richard H. Chandler......      --        $  --           83,750        83,750     $  29,540    $  30,330
Thomas H. O'Donnell......      --           --           82,250        43,750       173,703       15,950
Ben Anderson-Ray.........      --           --            3,500        17,500         2,846       10,287
Barrie Payne.............      --           --           63,800        43,750       150,990       15,950
Ted N. Tarbet                   3,000(3)     32,430(3)     52,000      35,000       167,176       12,820

(1) Based on the market value of the underlying shares on the exercise date minus the option exercise price per share.

(2) Calculated on the basis of the fair market value of the underlying shares as of July 2, 1998 ($14.813 per share) minus the exercise price.

(3) Mr. Tarbet has retained ownership of these shares.

                            LONG-TERM INCENTIVE PLAN

    The following table reflects the fact that the Named Officers received no long term incentive awards in fiscal 1997 and 1998.

                         LONG-TERM INCENTIVE PLAN TABLE

                                                     PERFORMANCE OR         ESTIMATED FUTURE PAYOUTS UNDER
                                                      OTHER PERIOD            NON-STOCK PRICE-BASED PLANS
                                                          UNTIL
                                                      MATURATION OR         FROM PRIOR FISCAL YEAR ACCRUALS
                                                         PAYOUT
NAME                                                  (FISCAL YEAR)      THRESHOLD      TARGET        MAXIMUM
Richard H. Chandler...............................           1999           --            --            --
                                                    2000.........           --            --            --
Thomas H. O'Donnell...............................           1999           --            --            --
                                                             2000           --            --            --
Ben Anderson-Ray..................................           1999           --            --            --
                                                             2000           --            --            --
Barrie Payne......................................           1999           --            --            --
                                                             2000           --            --            --
Ted N. Tarbet.....................................           1999           --            --            --
                                                             2000           --            --            --

                        STOCK PRICE PERFORMANCE GRAPH(1)

    The following graph shows a five-year comparison of cumulative total returns for the company, the S&P 500 Index ("Broad Market") and the S&P Medical Products and Supplies Index ("Industry Index"). The graph assumes that the value of the investment in the company's Common Stock and each index was $100 at June 30, 1993, and that all dividends were reinvested.

                FIVE-YEAR CUMULATIVE TOTAL RETURN COMPARISON(2)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  YEARS    SUNRISE MEDICAL INC.  INDUSTRY INDEX   BROAD MARKET
1993                    $100.00         $100.00         $100.00
1994                      90.21           96.40          101.41
1995                     128.35          147.90          127.85
1996                      79.38          194.31          161.09
1997                      62.37          257.40          216.99
1998                      61.86          344.32          282.44

                                                                                    JUNE 30,
                                                        ----------------------------------------------------------------
                                                          1993       1994       1995       1996       1997       1998
                                                        ---------  ---------  ---------  ---------  ---------  ---------
Sunrise Medical Inc...................................  $  100.00      90.21     128.35      79.38      62.37      61.86
Industry Index........................................     100.00      96.40     147.90     194.31     257.40     344.32
Broad Market..........................................     100.00     101.41     127.85     161.09     216.99     282.44

------------------------

(1) This Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.

(2) The graph covers the period from June 30, 1993 to June 30, 1998.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of August 31, 1998, the name and address, the total number of shares of Common Stock beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act")), and the percentage of the outstanding shares of the Common Stock so owned (i) by each person who is known to the company to own beneficially 5% or more of the outstanding shares of Common Stock, (ii) by each of the directors,
(iii) by the company's chief executive officer and each of the Named Officers and (iv) by all directors and executive officers as a group. On August 31, 1998 there were a total of 22,172,483 shares of the company's Common Stock issued and outstanding.

                                                                                             AMOUNT AND
                                                                                             NATURE OF
                                                                                             BENEFICIAL   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNERS(1)                                                    OWNERSHIP(2)     CLASS
------------------------------------------------------------------------------------------  ------------  -----------
ICM Asset Management......................................................................    2,500,431(3)       11.3%
  601 W. Main Avenue, Suite #917
  Spokane, WA 99201

Entrust Capital Inc.......................................................................    2,256,664(3)       10.2%
  650 Madison Avenue, 25th Floor
  New York, NY 10022

Richard H. Chandler(4)....................................................................    1,992,758          9.0%

State of Wisconsin/Wisconsin Investment Board.............................................    1,246,200(3)        5.6%
  121 E. Wilson St.
  Madison, WI 53702

Lazard Freres & Co. LLC...................................................................    1,166,800(3)        5.3%
  Thirty Rockefeller Plaza
  New York, NY 10020

Lee A. Ault III...........................................................................       28,500        *
Michael Hammes............................................................................       --            *
Murray H. Hutchison.......................................................................       18,250        *
William L. Pierpoint......................................................................       28,470        *
Joseph Stemler............................................................................       49,618        *
John R. Woodhull..........................................................................       23,250        *
Thomas H. O'Donnell.......................................................................       92,504        *
Ben Anderson-Ray..........................................................................        5,547        *
Barrie Payne..............................................................................       82,564        *
Ted N. Tarbet.............................................................................       73,881        *
ALL DIRECTORS & EXECUTIVE OFFICERS AS A GROUP (13 PERSONS)................................    2,408,289(5)         10%(6)

------------------------

*   Less than 1%

(1) Except as otherwise indicated, the address of each of the persons named below is c/o Sunrise Medical Inc., 2382 Faraday Avenue, Suite 200, Carlsbad, California 92008.

(2) Includes shares held for the benefit of the named person as of August 31, 1998 under the Sunrise 401(k) plan, as well as shares deemed to be outstanding pursuant to stock options presently exercisable or exercisable within 60 days after August 31, 1998.

(3) Based upon holdings reported by the named institutions in filings with the Securities and Exchange Commission on Forms 13G and/or 13F, together with telephonic confirmation of holdings (where possible) as of August 31, 1998.

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

(4) Includes Mr. Chandler's options to purchase 101,250 shares of Common Stock. Also includes 85,350 shares held in a non-profit foundation of which Mr. Chandler and family members are directors, and as to which Mr. Chandler disclaims beneficial ownership. The total number of shares used to determine the percent of class is 22,273,733.

(5) Includes options to purchase 385,750 shares of Common Stock held by all directors and executive officers as a group. Also includes 7,853 units of Common Stock held for the benefit of executive officers under the company's Profit Sharing/Savings Plan as of August 31, 1998.

(6) Includes the 7,853 units of Common Stock and the 385,750 options referred to in Note 5 above. The number of outstanding shares of Common Stock for this purpose is 22,558,233.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the 1934 Act requires the company's directors, executive officers and any persons who are beneficial owners of more than 10 percent of the Common Stock ("Reporting Persons") to report their initial ownership of Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission (the "SEC"). The 1934 Act specifies deadlines for filing of these reports with the SEC and also requires the disclosure in this proxy of any failure to meet the filing deadlines. During fiscal 1998, based solely upon a review of Officer and Director Forms 4 and 5 and written compliance statements from the company's directors and executive officers that no Form 5 was required, the company believes that all reports for the company's directors and executive officers were filed on time with the SEC.

                        PROXY VOTE TABULATION PROCEDURES

    The affirmative vote of the holders of a plurality of the shares of the company's Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting will be required to elect each director at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of the company's Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting will be required for the approval of any other matter presented for action at the Annual Meeting.

    For the purposes of determining the outcome of any matter, "broker non-votes" (i.e., shares held by brokers or nominees that are represented at the meeting by properly signed and returned proxies but with respect to which the broker or nominee is not empowered to vote on a particular matter) will be treated by the election inspector as not entitled to vote with respect to that matter (although such shares may be entitled to vote on other matters), but will be deemed to be present and entitled to vote for quorum purposes.

                              INDEPENDENT AUDITORS

    KPMG Peat Marwick LLP has been selected to serve as the company's independent auditors for the 1999 fiscal year. This firm has audited the company's financial statements since 1983. One or more representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if they so desire.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

    Pursuant to proxy rules 14a-5(e) and 14a-8(e) Q.5, any proposals of stockholders intended to be presented at the company's fiscal 1999 Annual Meeting of Stockholders must be received by the secretary of the company at the address of the company set forth on the first page of this Proxy Statement on or before June 11, 1999 in order to be considered for inclusion in the company's proxy materials for that meeting. In addition, under the company's Bylaws, nominations of candidates for election to the company's board of directors and other stockholder proposals must generally be received by the Secretary of the company not less than 60 days prior to the fiscal 1999 Annual Meeting in order to be considered and acted upon at the Annual Meeting.

                                 OTHER MATTERS

    At the time of the preparation of this Proxy Statement, the board of directors knows of no other matter which will be acted upon at the Annual Meeting. If any other matters are presented properly for action at the Annual Meeting or at any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders, insofar as such proxies are not limited to the contrary.

                                          By order of the board of directors,

                                            [SIGNATURE]

                                          Steven A. Jaye

                                          SENIOR VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY

Dated October 9, 1998

PROXY


                             SUNRISE MEDICAL INC.

     The undersigned holder of Common Stock acknowledges receipt of a copy of the Annual Report and the Proxy Statement and, revoking any proxy previously given, hereby appoints Mr. Richard H. Chandler and Mr. Steven A. Jaye as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, cumulatively or otherwise as designated on the reverse side, all of the shares of Common Stock of Sunrise Medical Inc. held of record by the undersigned on September 22, 1998, at the Annual Meeting of Stockholders to be held on November 20, 1998, at 2:00 P.M. PST at the Del Mar Doubletree Hotel and at any adjournment thereof.

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS. THIS PROXY WILL ALSO BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS, WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

      PLEASE DATE, SIGN ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING
ENVELOPE.

                       ----- FOLD AND DETACH HERE ----

THE SUNRISE MEDICAL BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1:

                                                         Please mark
                                                         your votes as  / X /
                                                         indicated in
                                                         this example

Item 1 - ELECTION OF DIRECTORS


                     NOMINEES:                                  FOR all nominees                WITHHOLD
                                                                listed (except as               AUTHORITY
                                                                marked to the contrary       to vote for all
                                                                on the line below)           nominees listed

Richard H. Chandler             William L. Pierpoint
Lee A. Ault III                 Joseph Sternler                      /  /                             /  /
Michael N. Hammes               John R. Woodhull
Murray H. Hutchison


(INSTRUCTION: To withhold authority to vote for any nominee, put an "x" in the "FOR" box above and write that nominee's name on the space provided below.)

-------------------------------------------------------------------------------




Signature ____________________ Signature ________________________ Date ________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                         ---- FOLD AND DETACH HERE ----